Exhibit 99.1

September 30, 2019	OTCQB: SVBL, TSX: SVB

SILVER BULL HALTS OPERATIONS AT THE SIERRA MOJADA PROJECT DUE TO BLOCKADE

Vancouver, British Columbia – Silver Bull Resources, Inc. (TSX: SVB, OTCQB: SVBL) (“Silver Bull”) has temporarily halted all work on the Sierra Mojada project due to a blockade by a cooperative of local miners called Sociedad Cooperativa de Exploración Minera Mineros Norteños, S.C.L. (“Mineros Norteños”).

Silver Bull has an agreement with Mineros Norteños on two mineral licences which cover the eastern part of the Sierra Mojada deposit. These licences are subject to a 2% production royalty capped at US$6.875 million (“the Royalty”) to Mineros Norteños should a mine go into production.

Since 2014, Silver Bull has been fighting a law suit by Mineros Norteños seeking payment of the Royalty, including interest at a rate of 6% per annum since August 30, 2004, even though no revenue has been produced from the applicable mining concessions. Mineros Norteños also sought payment of wages to the Mineros Norteños members since August 30, 2004 under this agreement, even though none of the individuals were hired or performed work for Silver Bull under this agreement and Silver Bull did not commit to hiring them. On October 4, 2017, the court ruled that Mineros Norteños was time barred from bringing the case. On October 19, 2017, Mineros Norteños appealed this ruling. On July 31, 2019, the Federal Appeal Court held the original ruling. This ruling has been subsequently challenged by Mineros Norteños. If Mineros Norteños challenge is unsuccessful Silver Bull will win the law suit.

In an attempt to force Silver Bull into making a settlement before this final court ruling is issued, Mineros Norteños has undertaken to illegally block access to the project. To ensure the safety of all involved, Silver Bull has elected to halt all operations on the project until a resolution can be found.

Silver Bull is working with authorities to resolve the situation in a safe, fair, and timely manner.

Silver Bull remains committed to good faith dialogue with Mineros Norteños, many of whom have worked for Silver Bull, to find a solution that is acceptable to both parties.

Our drill contractor Major Drilling De Mexico S.A de C.V has agreed to charge zero standby fee until the access issue is resolved.

About Silver Bull: Silver Bull is a well-financed mineral exploration company whose shares are listed on the Toronto Stock Exchange and trade on the OTCQB in the United States, and is based out of Vancouver, Canada. The Sierra Mojada Project is located 150 kilometers north of the city of Torreon in Coahuila, Mexico, and is highly prospective for silver and zinc.

On behalf of the Board of Directors

"Tim Barry"

Tim Barry, CPAusIMM

Chief Executive Officer, President and Director

INVESTOR RELATIONS:

+1 604 687 5800

info@silverbullresources.com

Cautionary note regarding forward looking statements: This news release contains forward-looking statements regarding future events and Silver Bull's future results that are subject to the safe harbors created under the U.S. Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable Canadian securities laws. Forward-looking statements include, ability to work with authorities to resolve the situation and to find a solution that is acceptable to both parties. These statements are based on current expectations, estimates, forecasts, and projections about Silver Bull's exploration projects, the industry in which Silver Bull operates and the beliefs and assumptions of Silver Bull's management. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," "continues," "may," variations of such words, and similar expressions and references to future periods, are intended to identify such forward-looking statements. Forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including such factors as the results of exploration activities and whether the results continue to support continued exploration activities, unexpected variations in ore grade, types and metallurgy, volatility and level of commodity prices, the availability of sufficient future financing, and other matters discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended October 31, 2018, as amended, and our other periodic and current reports filed with the SEC and available on www.sec.gov and with the Canadian securities commissions available on www.sedar.com. Readers are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those expressed or implied in the forward-looking statements. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.